PRESS RELEASE PIERIS PHARMACEUTICALS ANNOUNCES PRS-220 PRESENTATION AT ERS HIGHLIGHTING PRECLINICAL DATA FOR CTGF INHIBITOR BOSTON, MA, August 24, 2021 - Pieris Pharmaceuticals, Inc. (NASDAQ: PIRS), a clinical-stage biotechnology company advancing novel biotherapeutics through its proprietary Anticalin® technology platform for respiratory diseases, cancer, and other indications, announced today the presentation of preclinical data for PRS-220, a connective tissue growth factor (CTGF) inhibitor the Company is developing for the treatment of idiopathic pulmonary fibrosis (IPF) via oral inhaled administration, at the European Respiratory Society (ERS) International Congress 2021. The poster is now available for viewing by registered participants, and a copy of the poster is available here. A presentation accompanying the poster will take place during a session scheduled on Sunday, September 5, 2021, 1:15PM – 2:15PM CET. The poster presentation provides the rationale and supportive data for the advantages of a local intervention against CTGF with PRS-220. Based on head-to-head preclinical studies, the data show that PRS-220 demonstrates a more potent and durable target engagement profile compared to a clinical-stage, systemically delivered anti-CTGF antibody benchmark. Additionally, the targeting of CTGF locally in the lung shows increased attenuation of fibrotic lung remodeling in vivo compared to the systemically delivered antibody. This outcome correlates with superior lung tissue exposure of PRS-220 compared to that of the systemically administered antibody in head-to-head studies, where intratracheally administered PRS-220 efficiently penetrates the fibrotic, interstitial lung tissue of mice. Finally, the drug-like properties data demonstrate the suitability of PRS-220 for delivery to the lung via nebulization. “PRS-220 exemplifies our respiratory strategy of advancing programs addressing clinically-validated targets where a local approach may provide significant benefit to patients,” said Shane Olwill, Ph.D., Chief Development Officer of Pieris. “We look forward to beginning phase 1 studies for this novel inhaled approach to CTGF-mediated disease next year.” About PRS-220: PRS-220 is an oral inhaled Anticalin protein targeting connective tissue growth factor (CTGF), also known as CCN2, for the treatment of idiopathic pulmonary fibrosis (IPF). IPF affects over three million patients worldwide and roughly 130,000 patients in the United States. Mean survival is two to five years from the time of diagnosis, with standard of care conferring only modest benefit. CTGF, a protein localized in the extracellular matrix, is a driver of fibrotic tissue remodeling as a consequence of an aberrant wound healing process. Over-expression of this target in lung tissue is observed in patients suffering from IPF, and clinical data indicate inhibition of CTGF reduces the decline in lung function among these patients. In addition to IPF, Pieris will evaluate PRS-220 for the treatment of COVID-19-related pulmonary fibrosis, supported by a grant from the Bavarian government. About Pieris Pharmaceuticals: Pieris is a clinical-stage biotechnology company that combines leading protein engineering capabilities and deep understanding into molecular drivers of disease to develop medicines that drive local biology to produce superior clinical outcomes for patients. Our pipeline includes inhalable Anticalin proteins to treat respiratory diseases and locally-activated bispecifics for immuno-oncology. Proprietary to Pieris, Anticalin proteins are a novel class of therapeutics validated in the clinic and by respiratory and immuno-oncology focused partnerships with leading pharmaceutical companies. For more information, visit www.pieris.com. Forward Looking Statements: This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the timing for initiation of clinical trials of PRS- 220, whether PRS-220 will provide a clinical benefit in the treatment of IPF and PASC-related fibrosis; the expected timing and potential outcomes of the reporting by the Company of key clinical data from its programs, references to novel technologies and methods and our business and product development plans, including the Company's cash resources, the advancement of our proprietary and co-development programs into and through the clinic and the expected timing for reporting data, making IND filings or achieving other milestones related to our programs, including PRS-060/AZD1402, cinrebafusp alfa, PRS- 344, and PRS-352 and the expected timing of the initiation of the next stage of cinrebafusp alfa's development in gastric cancer. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates, including our ability to recruit and enroll patients in our studies; our ability to address the requests of the U.S. Food and Drug Administration; competition in the industry in which we operate; delays or disruptions due to COVID-19; and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the Securities and Exchange Commission available at www.sec.gov, including without limitation the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Company's Quarterly Reports on Form 10-Q. Investor Relations Contact: Pieris Pharmaceuticals, Inc. Maria Kelman Executive Director, Investor Relations +1 857 362 9635 kelman@pieris.com